EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Third Quarter and New Stock Repurchase Program

METAIRIE, La., Oct. 29, 2009 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended September 30, 2009 was $564,000, or $0.12 per share (basic and diluted), a decrease of $185,000 from the third quarter of 2008. Net interest income increased by $149,000 during the third quarter of 2009 compared to the third quarter of 2008. This increase in net interest income was offset by an $85,000 increase in our provision for loan losses and a $233,000 increase in non-interest expense between the quarterly periods. For the nine month period ended September 30, 2009, the Company reported net income of $1.9 million, or $0.39 per share (basic and diluted), a decrease of $141,000 from the nine month period ended September 30, 2008. Our net interest income increased by $630,000 between the nine month periods ended September 30, 2009 and September 30, 2008. The impact of the increase in net interest income between the respective nine month periods was reduced by a $165,000 increase in our provision for loan losses and a $539,000 increase in our non-interest expense.

In addition, the Company announced today that it will initiate a stock repurchase program to acquire up to 5%, or 258,408 shares, of its outstanding common stock, subject to the completion of the Company's previously announced fourth repurchase program. The shares may be purchased in the open market or privately negotiated transactions from time to time depending upon market conditions and other factors over the next six months. There are currently 8,147 shares remaining to be purchased under the on-going fourth repurchase program.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "During the past nine months, our commitment to providing personalized, high quality financial products to the New Orleans metropolitan area has led to significant growth in our core product lines. Total loans receivable have increased by $33.0 million, or 29.7%, primarily in single family residential mortgage loans. Our deposits have grown by $26.0 million, reflecting an increase of 16.2% from the beginning of the year." LeBon continued, "In light of this growth, we have remained firmly dedicated to our conservative management philosophy and our capital management strategies designed to promote long-term shareholder value in Louisiana Bancorp, Inc."

Total assets were $332.2 million at September 30, 2009, an increase of $4.8 million from December 31, 2008. Cash and cash equivalents were $11.1 million at September 30, 2009, an increase of $6.2 million from December 31, 2008. Our investment securities and mortgage backed securities decreased by a combined $35.2 million during the first nine months of 2009, due primarily to maturities of callable agency notes and increased prepayments on our mortgage-backed securities portfolio. Total loans receivable were $144.3 million at September 30, 2009, an increase of $33.0 million, or 29.7%, from December 31, 2008. The growth in our loans receivable is primarily attributed to a $27.0 million increase in our portfolio of first mortgage loans secured by single family residences.

Total deposits were $186.6 million at September 30, 2009, an increase of $26.0 million from December 31, 2008. During this nine month period, our certificates of deposit increased by $22.1 million, to $135.5 million. Total borrowings decreased by $15.1 million during the first nine months of 2009, to $61.5 million at September 30, 2009. This decrease in total borrowings was primarily due to the repayment of $15.5 million in short-term FHLB advances used to fund the purchase of mortgage backed securities during the fourth quarter of 2008.

During the nine month period ended September 30, 2009, total shareholders' equity decreased by $6.6 million to $79.1 million. This decrease was primarily due to the Company's acquisition of its common shares pursuant to its publicly announced repurchase plans. During the first nine months of 2009, the Company repurchased 731,702 shares at an aggregate cost of $9.4 million. In addition, 43,941 shares held by the Company's Recognition and Retention Plan Trust became vested and were released to participants' accounts during the first nine months of 2009. The release of these shares decreased the balance of the associated contra equity account by $554,000 to $2.6 million at September 30, 2009. Net income of $1.9 million increased retained earnings to $37.0 million at September 30, 2009. Accumulated other comprehensive income was $1.6 million at September 30, 2009, an increase of $213,000 from December 31, 2008.

Net interest income increased by $149,000 to $2.6 million for the third quarter of 2009 compared to the third quarter of 2008. Our average interest rate spread was 2.56% for the quarter ended September 30, 2009, an increase of six basis points from the quarter ended September 30, 2008. Interest income was $4.2 million for the third quarter of 2009, an increase of $249,000 from the third quarter of 2008. Our average interest-earning assets increased by $35.2 million to $319.5 million for the third quarter of 2009 compared to the third quarter of 2008. The average yield of our interest-earnings assets for the third quarter of 2009 was 5.21%, a decrease of 29 basis points from the third quarter of 2008. This decrease was primarily due to a decline in market rates of interest between the periods. For the nine months ended September 30, 2009, net interest income was $7.9 million, an increase of $630,000 from the nine month period ended September 30, 2008. Interest income increased by $998,000 to $12.6 million for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008. During the first nine months of 2009, the average balance on total interest-earning assets was $316.1 million, an increase of $37.3 million from the first nine months of 2008. Our average interest rate spread for the first nine months of 2009 was 2.60%, an increase of 13 basis points from the first nine months of 2008. Our net interest margin for the nine month periods ended September 30, 2009 and September 30, 2008 was 3.33% and 3.48%, respectively.

Total interest expense was $1.6 million with our interest-bearing liabilities having an average cost of 2.65% during the quarter ended September 30, 2009 compared to $1.5 million and an average cost of 3.00% for the quarter ended September 30, 2008. Interest paid on deposits for the third quarter of 2009 was $913,000, a decrease of $32,000 from the third quarter of 2008. Average interest-bearing deposits were $172.4 million for the third quarter of 2009, an increase of $28.1 million from the third quarter of 2008. Interest expense on borrowings was $646,000 during the third quarter of 2009, an increase of $132,000 from the third quarter of 2008. Average total borrowings were $62.9 million during the third quarter of 2009 compared to $50.4 million during the third quarter of 2008. Total interest expense was $4.7 million for the nine month period ended September 30, 2009, an increase of $368,000 from the nine month period ended September 30, 2008. Average total interest-bearing liabilities were $231.8 million during the nine months ended September 30, 2009, an increase of $43.7 million from the nine month period ended September 30, 2008. The average rate paid on interest-bearing liabilities during the nine month periods ended September 30, 2009 and September 30, 2008, was 2.73% and 3.10%, respectively.

During the third quarter of 2009, we established provisions for loan losses of $73,000, an increase of $85,000 compared to the $12,000 in net recoveries of loan losses recorded during the third quarter of 2008. During the nine months ended September 30, 2009, the Bank recorded provisions for loan losses of $126,000 compared to net recoveries of $39,000 for the nine months ended September 30, 2008. In the third quarter of 2009, we charged-off $396,000 of the allowance for loan losses with respect to our participation interest in a non-performing construction loan secured by mixed-use commercial real estate. Our total allowance for loan losses at September 30, 2009 was $1.7 million, or 92.11% of our non-performing loans. Expressed as a percentage of total loans receivable, our allowance for loan losses was 1.15% at September 30, 2009, a decline of 57 basis points from December 31, 2008. At September 30, 2009 our total non-performing loans and total non-performing assets amounted to $1.8 million and $2.4 million, respectively.

Our non-interest income for the third quarter of 2009 was $97,000 compared to $152,000 for the third quarter of 2008. The $55,000 decrease in non-interest income between the respective three month periods is primarily attributed to a $47,000 decrease in fees generated from reverse mortgage loans. Non-interest income for the nine months ended September 30, 2009 and 2008 was $406,000 and $390,000, respectively. The non-interest income reported for the nine months ended September 30, 2009 includes $91,000 in gain from the sale of available-for-sale securities.

Non-interest expense for the third quarter of 2009 was $1.7 million, an increase of $233,000 from the third quarter of 2008. Salaries and employee benefits expense increased by $46,000 in the third quarter of 2009 compared to the third quarter of 2008. This increase was due primarily to higher overall levels of salaries and employer-paid benefits. Occupancy expense increased by $30,000 between the third quarter of 2009 and the third quarter of 2008 due to increases in our data processing expense associated with enhancements to our teller system. Other non-interest expenses increased by $157,000 during the third quarter of 2009 compared to the third quarter of 2008. Our expense for the Louisiana bank shares tax was approximately $82,000 higher in the third quarter of 2009 compared to the third quarter of 2008 due primarily to timing differences in our accruals. Our FDIC insurance assessment increased by $41,000 during the third quarter of 2009 due to an increase in our deposit base, and an increase in the annualized assessment rate, as well as the depletion of a one-time FDIC assessment credit established in December of 2006. This credit reduced our FDIC insurance assessment for the 2008 periods. In addition, the Bank incurred a $20,000 fee as it joined an ATM cooperative during the third quarter of 2009 that provides its customers with access to over 150 ATMs throughout the Gulf South region. For the nine month period ended September 30, 2009, non-interest expense was $5.2 million, an increase of $539,000 from the nine month period ended September 30, 2008. Salaries and benefits expense increased between the respective nine month periods by $320,000 due to an increase in our overall level of staffing and the implementation of our shareholder approved equity-based compensation plans. Our equity-based compensation plans were approved by our shareholders in February 2008, and therefore did not affect periods prior thereto. The average number of full-time equivalent employees for the first nine months of 2009 was 66, an increase of 5 full-time equivalent employees from the first nine months of 2008. Our FDIC insurance expense increased by $177,000, due primarily to an industry-wide second quarter 2009 special assessment of $126,000, the $41,000 increase for the current quarter which was discussed above, and increases associated with our participation in the FDIC's Temporary Liquidity Guarantee Program and the FICO component of our FDIC assessment.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
          (Dollars in Thousands, except per share amounts)

                                                   Sept. 30,  Dec. 31,
                                                     2009       2008
                                                  --------------------
                                                  (unaudited)

 Selected Financial and Other Data:
 Total assets                                       $332,237  $327,449
 Cash and cash equivalents                            11,129     4,974
 Investment securities:
   Available-for-sale                                 28,745    25,932
   Held-to-maturity                                    2,851     6,107
 Mortgage-backed securities:
   Available-for-sale                                 39,003    54,159
   Held-to-maturity                                   97,679   117,322
 Loans receivable, net                               144,256   111,236
 Deposits                                            186,609   160,589
 FHLB advances and other borrowings                   61,518    76,660
 Shareholders' equity                                 79,133    85,727

 ---------------------------------------------------------------------

                          Three Months Ended      Nine Months Ended
                          ------------------      -----------------
                               Sept. 30,               Sept. 30,
                        ----------------------  ----------------------
                           2009        2008        2009        2008
                        ----------------------  ----------------------
                             (unaudited)             (unaudited)
 Selected Operating
  Data:
 Total interest income  $    4,158     $ 3,909    $ 12,642    $ 11,644
 Total interest expense      1,559       1,459       4,741       4,373
                        ----------------------  ----------------------
 Net interest income         2,599       2,450       7,901       7,271
 Provision (recovery)
  for loan losses               73         (12)        126         (39)
                        ----------------------  ----------------------
 Net interest income
  after provision for
  loan losses                2,526       2,462       7,775       7,310
 Total non-interest
  income                        97         152         406         390
 Total non-interest
  expense                    1,744       1,511       5,285       4,746
                        ----------------------  ----------------------
 Income before income
  taxes                        879       1,103       2,896       2,954
 Income taxes                  315         354       1,030         947
                        ----------------------  ----------------------
 Net income             $      564  $      749  $    1,866  $    2,007
                        ======================  ======================

 Earnings per share:
  Basic                 $     0.12  $     0.13  $     0.39  $     0.35
  Diluted               $     0.12  $     0.13  $     0.39  $     0.35
 Weighted average
  shares outstanding
  Basic                  4,594,399   5,611,521   4,761,921   5,752,038
  Diluted                4,668,757   5,655,336   4,825,915   5,777,688

                                      Three Months      Nine Months
                                    Ended Sept. 30,   Ended Sept. 30,
                                    ----------------  ----------------
                                      2009     2008     2009     2008
                                    ----------------  ----------------

 Selected Operating Ratios(1):
 Average yield on interest-earning
  assets                              5.21%    5.50%    5.33%    5.57%
 Average rate on interest-bearing
  liabilities                         2.65%    3.00%    2.73%    3.10%
 Average interest rate spread(2)      2.56%    2.50%    2.60%    2.47%
 Net interest margin(2)               3.25%    3.45%    3.33%    3.48%
 Average interest-earning assets to
  average interest-bearing
  liabilities                       135.80%  146.03%  136.33%  148.17%
 Net interest income after
  provision for loan losses to
  non-interest expense              144.84%  162.94%  147.11%  154.02%
 Total non-interest expense to
  average assets                      2.14%    2.07%    2.18%    2.22%
 Efficiency ratio(3)                 64.69%   58.07%   63.62%   61.95%
 Return on average assets             0.69%    1.03%    0.77%    0.94%
 Return on average equity             2.84%    3.39%    3.06%    2.99%
 Average equity to average assets    24.40%   30.36%   25.24%   31.40%

 ---------------------------------------------------------------------

                                      At       At       At       At
                                   Sept. 30, June 30, March 31,Dec. 31,
                                      2009     2009     2009     2008
 Asset Quality Ratios(4):           ----------------------------------
 Non-performing loans as a percent
  of total loans receivable (5) (6)   1.25%    1.93%    2.12%    0.46%
 Non-performing assets as a percent
  of total assets(5)                  0.72%    0.82%    0.79%    0.16%
 Allowance for loan losses as a
  percent of non-performing loans    92.11%   75.72%   77.24%  375.38%
 Allowance for loan losses as a
  percent of total loans receivable
  (6)                                 1.15%    1.46%    1.64%    1.72%
 Net charge-offs during the period
  to average loans receivable (6)(7)  0.28%    0.00%    0.00%    0.00%

 Capital Ratios(4):
 Tier 1 leverage ratio               18.22%   18.55%   18.93%   18.35%
 Tier 1 risk-based capital ratio     43.81%   45.46%   47.40%   47.99%
 Total risk-based capital ratio      44.73%   46.37%   48.66%   49.24%

 -----------------

 (1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where
     appropriate.

 (2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of
     average interest-earning assets.

 (3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-
     interest income.

 (4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
     Capital ratios are for the Bank, only.

 (5) Non-performing assets consist of non-performing loans and real estate owned.  Non-performing loans consist of all non-
     accruing loans and accruing loans 90 days or more past due.

 (6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

 (7) Net charge-offs are presented on a quarterly basis for the periods ending September 30, 2009, June 30, 2009 and
     March 31, 2009.  Net charge-offs for the period ended
     December 31, 2008 are annualized.

CONTACT: Louisiana Bancorp, Inc.
         Lawrence J. LeBon, III, Chairman, President
         & Chief Executive Officer
         John LeBlanc, SVP & Chief Financial Officer
         (504) 834-1190